April 2012 Preliminary Terms No. 158 Registration Statement No. 333-178081 Dated April 9, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar
Australian dollar + Brazilian real + Canadian dollar + Russian ruble

Contingent Coupon Currency-Linked Notes offer investors the opportunity to receive a contingent annual coupon of $110 per note (11% per annum) for that year but only if a basket of four currencies has appreciated or has remained the same relative to the U.S. dollar (the “USD”) on the related coupon determination date as compared to its value on the pricing date.  The notes are for investors who are willing to forgo market interest rates in exchange for an opportunity to earn an above-market interest rate if the basket has appreciated or has remained the same relative to the USD on the related annual coupon determination date and are willing to accept the risk of not receiving any coupons for some or all of the annual interest payment periods during the term of the notes if the basket depreciates relative to the USD as measured on the related annual coupon determination date.   The investor will receive the $1,000 stated principal amount per note at maturity as the repayment of principal will not depend on the performance of the basket relative to the USD.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	At variable prices
Stated principal amount:	$1,000 per note
Pricing date:	April 25, 2012
Original issue date:	April 30, 2012 (3 business days after the pricing date)
Maturity date:	April 28, 2017
Payment at maturity:	Stated principal amount plus contingent coupon, if any
The basket consists of four currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”) as follows:
	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
Basket:	Australian dollar (“AUD”)	25%		Bloomberg: WMCO1 (mid)
	Brazilian real (“BRL”)	25%		Reuters: BRFR (ask)
	Canadian dollar (“CAD”)	25%		Bloomberg: WMCO1 (mid)
	Russian ruble (“RUB”)	25%		Reuters: EMTA
Contingent coupon:
On each contingent coupon payment date (including the maturity date), investors will receive a contingent coupon equal to $110 per note (11% per annum), but only if the basket has appreciated or remained the same relative to the USD (i.e., the basket performance is positive or equal to zero)

Basket performance:	Sum of the currency performance values of each of the basket currencies
Currency performance:
With respect to each basket currency other than the AUD:    1 – (final exchange rate / initial exchange rate)
With respect to the AUD:  1 – (initial exchange rate / final exchange rate)
The formulas effectively limit the contribution of each basket currency to 100% but do not limit the downside. See “How Do the Currency Performance Formulas Work?” and “How the Notes Work.”

Currency performance value:	With respect to each basket currency: currency performance times the weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date
Final exchange rate:	On any coupon determination date and with respect to each basket currency, the exchange rate for such basket currency on such date
Exchange rate:
With respect to each basket currency other than the AUD, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth above.
With respect to the AUD, the rate for conversion of U.S. dollars into one AUD, as determined by reference to the applicable reference source set forth above.

Coupon determination dates:	April 25, 2013, April 25, 2014, April 27, 2015, April 25, 2016 and April 25, 2017
Contingent coupon payment dates:	April 30, 2013, April 30, 2014, April 30, 2015, April 29, 2016 and the maturity date
CUSIP / ISIN:	617482SM7 / US617482SM77
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	At variable prices	$	$
Total	At variable prices	$	$
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $975 per note and will not be more than $1,000 per note. See “Risk Factors—The price you pay for the notes may be higher than the prices paid by other investors.”

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $   for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Investment Overview

▪
The Contingent Coupon Currency-Linked Notes due April 28, 2017 (the “notes”), issued by Morgan Stanley, provide investors with the opportunity to receive a contingent annual coupon of $110 per note (11% per annum), depending on whether a basket of four currencies (equally weighted among themselves) has weakened or strengthened relative to the USD on the related coupon determination date.  If the basket performance on the related coupon determination date is positive or equal to zero, which means the basket has appreciated or has remained the same relative to the USD, the investor will receive a coupon of $110 per note (11% per annum) for that contingent coupon payment date.  However, if the basket performance on the related coupon determination date is less than zero, which means the basket has depreciated relative to the USD, the investor will not receive any contingent coupons for that contingent coupon payment date.  As a result, investors must be willing to accept the risk of not receiving any coupon during the term of the notes.

▪
At maturity, in addition to the accrued unpaid contingent coupon, if any, the investor will receive the stated principal amount per note.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 5 years
Contingent coupon:
On each contingent coupon payment date, you will receive for each note that you hold a contingent coupon equal to $110 per note (11% per annum), but only if the basket has appreciated or remained the same relative to the USD (i.e., the basket performance is positive or equal to zero).

If the basket has depreciated relative to the USD (i.e., the basket performance is less than zero), no contingent coupon will be paid.

Payment at maturity:	Stated principal amount plus contingent coupon, if any

April 2012	Page 2

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Basket Overview

Basket Currency	Weighting	Quotation Convention
Australian dollar (“AUD”)	25%	# USD / 1 AUD
Brazilian real (“BRL”)	25%	# BRL / 1 USD
Canadian dollar (“CAD”)	25%	# CAD / 1 USD
Russian ruble (“RUB”)	25%	# RUB / 1 USD

Historical Basket Performance January 1, 2007 to April 4, 2012

The graph is calculated to show the performance of the basket relative to the U.S. dollar during the period from January 1, 2007 through April 4, 2012 assuming the basket currencies are equally-weighted as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies, based on their historical performance.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

April 2012	Page 3

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

       Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for each of the basket currencies (except the Australian dollar) is expressed as the number of units of that currency per U.S. dollar.

➢
As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the coupon determination date than it did on the pricing date.  An exchange rate of 1.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 1.70.

➢
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the coupon determination date than it did on the pricing date.  An exchange rate of 1.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 1.70.

▪
The exchange rate for the Australian dollar is expressed as the number of U.S. dollars per Australian dollar.  The inverse of the movements described in the preceding two paragraphs applies to the appreciation and depreciation of the Australian dollar.

➢
As a result, an increase in the exchange rate means that the Australian dollar has appreciated / strengthened relative to the U.S. dollar.  This means that it takes more U.S. dollars to purchase one (1) Australian dollar on the coupon determination date than it did on the pricing date.  An exchange rate of 1.40 reflects a strengthening of the AUD, relative to the USD, as compared to an exchange rate of 1.05.

➢
Conversely, a decrease in the exchange rate means that the Australian dollar has depreciated / weakened relative to the U.S. dollar.  This means that it takes fewer U.S. dollars to purchase one (1) Australian dollar on the coupon determination date than it did on the pricing date.  An exchange rate of 0.84 reflects a weakening of the AUD relative to the USD, as compared to an exchange rate of 1.05.

April 2012	Page 4

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

How Do the Currency Performance Formulas Work?

The currency performance formulas used to calculate whether a contingent coupon is payable on each annual contingent coupon payment date for the notes effectively limit the contribution of each basket currency to 100% but does not limit the downside.

With respect to each basket currency other than the Australian dollar, the currency performance is equal to (1 – final exchange rate / initial exchange rate).

➢        In the example below, the Brazilian real strengthens from the initial exchange rate of 1.70 to the final exchange rate of 1.53, resulting in the currency performance of 1 – (1.53 / 1.70) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	1.53

➢        In the example below, the Brazilian real weakens from the initial exchange rate of 1.70 to the final exchange rate of 2.55, resulting in the currency performance of 1 – (2.55 / 1.70) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	2.55

➢           In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 1.70 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.00001 / 1.70) = approximately 99.999%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	0.00001

This example illustrates that, because the currency performance for each basket currency other than the Australian dollar is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%.  However, any possible decline in the basket currencies is not so limited as shown in the example below.

➢        In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 1.70 to the final exchange rate of 10.2, resulting in the currency performance of 1 – (10.2 / 1.70) = –500%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD
1.70	10.2

With respect to the Australian dollar, the currency performance is equal to (1 – initial exchange rate / final exchange rate).

➢        In the example below, the Australian dollar strengthens from the initial exchange rate of 1.05 to the final exchange rate of 1.4, resulting in the currency performance of 1 – (1.05 / 1.4) = 25%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD
1.05	1.4

➢        In the example below, the Australian dollar weakens from the initial exchange rate of 1.05 to the final exchange rate of 0.7, resulting in the currency performance of 1 – (1.05 / 0.7) = –50%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD
1.05	0.7

➢           In the example below, the Australian dollar strengthens to the fullest extent possible from the initial exchange rate of 1.05 to the final exchange rate of 100,000 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (1.05 / 100,000) = approximately 99.999%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD
1.05	100,000

April 2012	Page 5

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

This example illustrates that, because the currency performance for the Australian dollar is calculated by subtracting the fraction equal to the initial exchange rate divided by the final exchange rate from 1, the maximum possible currency performance for the Australian dollar will be no greater than 100%. However, any possible decline in the Australian dollar is not so limited as shown in the example below.

➢        In the example below, the Australian dollar is seriously devalued and weakens from the initial exchange rate of 1.05 to the final exchange rate of 0.175, resulting in the currency performance of 1 – (1.05 / 0.175) = –500%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
1.05	0.175

Because the currency performance for each basket currency is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourh basket currency so that you would not receive any contingent coupon for that annual interest payment period.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

April 2012	Page 6

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Key Investment Rationale

Exposure to currencies is a component of underlying asset class diversification. Investors who have the view that the basket currencies will appreciate relative to the U.S. dollar over the term of the notes, or believe they have overweight exposure to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain limited exposure to the basket currencies.  Investors can use the notes to potentially achieve an above market interest rate, with no downside risk to their initial investment if the notes are held to maturity, subject to the credit risk of Morgan Stanley, in exchange for the risk of receiving no interest payment throughout the term of the notes if the basket performance is negative on each coupon determination date.

Investors will receive a contingent annual coupon depending on whether the basket has weakened or strengthened relative to the USD on the related coupon determination date.

Best Case Scenario:	▪	On each coupon determination date, the basket has appreciated or has remained the same relative to the USD and the notes pay a coupon of $110 per note on each contingent coupon payment date.
Worst Case Scenario	▪
On each coupon determination date, the basket has depreciated relative to the USD and the notes do not pay contingent coupons on any of the contingent coupon payment dates. As a result, investors must be willing to accept the risk of not receiving any coupon during the term of the notes.

Summary of Selected Key Risks (see page 15)

▪
The return on your investment in the notes depends on whether the basket has appreciated, and accordingly you may not receive any contingent coupons on the notes if the basket performance is negative on each coupon determination date.

▪	The maximum annual coupon is fixed and not proportional to the percentage appreciation in the basket.

▪	The contingent coupon is based only on the exchange rates of the basket currencies on the annual coupon determination date.

▪	Market price of the notes may be influenced by many unpredictable factors.

▪	The notes are subject to currency exchange risk.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not

▪	Consisting partially of an emerging market currency, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the notes.

▪	The notes will likely not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	The price you pay for the notes may be higher than the prices paid by other investors.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect the value of notes.

April 2012	Page 7

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  On each contingent coupon payment date including the maturity date, an investor will receive a contingent annual coupon of $110 per note for that year (11% per annum) but only if the basket has appreciated or has remained the same relative to the USD on the related coupon determination date as compared to its value on the pricing date.  At maturity, an investor will receive the $1,000 stated principal amount per note and the repayment of principal will not depend on the performance of the basket relative to the USD.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
April 25, 2012	April 30, 2012 (3 business days after the pricing date)	April 28, 2017
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	At variable prices
Stated principal amount:	$1,000 per note
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + contingent coupon, if any
Basket	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Australian dollar (“AUD”)	25%		Bloomberg: WMCO1 (mid)
	Brazilian real (“BRL”)	25%		Reuters: BRFR (ask)
	Canadian dollar (“CAD”)	25%		Bloomberg: WMCO1 (mid)
	Russian ruble (“RUB”)	25%		Reuters: EMTA
Contingent coupon:
On each contingent coupon payment date (including the maturity date), investors will receive a contingent coupon equal to $110 per note (11% per annum), but only if the basket has appreciated or remained the same relative to the USD (i.e., the basket performance is positive or equal to zero)

Basket performance:	Sum of the currency performance values of each of the basket currencies

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than zero on any coupon determination date, in which case you will not receive any coupon on the related contingent coupon payment date.

Please see “How Do the Notes Work” beginning on page 12 for full examples of how to calculate the basket performance for each coupon determination date.

Currency performance:
With respect to each basket currency other than the AUD:
1 – (final exchange rate / initial exchange rate)
With respect to the AUD:
1 – (initial exchange rate / final exchange rate)
The formulas effectively limit the contribution of each basket currency to 100% but do not limit the downside. See “How Do the Currency Performance Formulas Work?” and “How the Notes Work.”

Currency performance value:	With respect to each basket currency: currency performance times the weighting
Risk Factors:	Please see “Risk Factors” on 15.

April 2012	Page 8

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date
Final exchange rate:	On any coupon determination date and with respect to each basket currency, the exchange rate for such basket currency on such date
Exchange rate:
With respect to each basket currency other than the AUD, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

With respect to the AUD, the rate for conversion of U.S. dollars into one AUD, as determined by reference to the applicable reference source described herein.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to any coupon determination date, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) with respect to each subsequent coupon determination date, in accordance with legal requirements and market practice.

Coupon determination dates:
April 25, 2013, April 25, 2014, April 27, 2015, April 25, 2016 and April 25, 2017; provided that if such day is not a currency business day with respect to any basket currency, the coupon determination date solely with respect to such basket currency will be the immediately preceding currency business day with respect to such basket currency.

Contingent coupon payment dates:	April 30, 2013, April 30, 2014, April 30, 2015, April 29, 2016 and the maturity date

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482SM7
ISIN:	US617482SM77
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  U.S. Holders should read the section entitled “United States Federal Taxation” in the accompanying prospectus supplement.  However, U.S. Holders should note that the discussion in the sections entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Long-Term Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Short-Term Notes” in the accompanying prospectus supplement do not apply to the notes, except as described below under “Possible Alternative Tax Treatment of an Investment in the Notes.”  Unless otherwise stated, the following discussion is based on the treatment of the notes as variable rate debt instruments.

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.  Because the amount of a coupon payment in respect of an accrual period will not be known until the relevant coupon determination date, it is not clear how accrued interest will be determined prior to the relevant coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than amounts attributable to accrued interest, which will be treated as ordinary interest income as discussed above) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price of the notes.  Because the amount of a coupon payment in respect of an accrual period will not be known until the relevant coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period.  The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

The Internal Revenue Service could seek to analyze the U.S. federal income tax consequences of owning the notes under Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal

April 2012	Page 9

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Taxation ― Tax Consequences to U.S. Holders ― Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in futures, forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that each of the basket currencies must attain on a coupon determination date before investors would be paid a contingent coupon at the related contingent coupon payment date.  Additionally, such hedging activity during the term of the notes could potentially affect the values of the basket currencies relative to the U.S. dollar on any coupon determination date and, accordingly, the amount of contingent coupons, if any, you will receive on contingent coupon payment dates and at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for

April 2012	Page 10

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $975 per note and will not be more than $1,000 per note.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to $    per note depending on market conditions.  The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.

MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2012	Page 11

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

How the Notes Work

Hypothetical Examples:

The following hypothetical examples illustrate whether an investor receives a contingent coupon payment on any contingent coupon payment date, depending on whether the basket has appreciated, remained the same or depreciated relative to the USD on any coupon determination date over the term of the notes.  The examples reflect the contingent coupon of $110 per note (11% per annum) if the basket has appreciated or remained the same relative to the USD on the related coupon determination date.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Exchange rates used in the examples below are hypothetical and do not reflect actual exchange rates.

Example 1:  The basket performance is positive on the coupon determination date.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.05	1.167	10%
BRL	25%	1.7	1.53	10%
CAD	25%	0.95	0.855	10%
RUB	25%	29.5	26.55	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Initial AUD exchange rate / Final AUD exchange rate)]  x  25%, plus

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  x  25%, plus

[1 – (Final CAD exchange rate / Initial CAD exchange rate)]  x  25%, plus

[1 – (Final RUB exchange rate / Initial RUB exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (1.05 / 1.167)] x 25% = 2.5%, plus
[1 – (1.53 / 1.7)] x 25% = 2.5%, plus
[1 – (0.855 / 0.95)] x 25% = 2.5%, plus
[1 – (26.55 / 29.5)] x 25% = 2.5%

Basket performance     =           10%

Because the basket has appreciated relative to the USD (i.e. the basket performance is positive) on the coupon determination date, you will receive the contingent coupon equal to $110 per note (11% per annum) on the related contingent coupon payment date.

April 2012	Page 12

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Example 2:  The basket performance is zero on the coupon determination date.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.05	1.235	15%
BRL	25%	1.7	2.04	-20%
CAD	25%	0.95	1.045	-10%
RUB	25%	29.5	25.075	15%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.05 / 1.235)] x 25% = 3.75%, plus

[1 – (2.04 / 1.7)] x 25% = -5%, plus

[1 – (1.045 / 0.95)] x 25% = -2.5%, plus

[1 – (25.075 / 29.5)] x 25% = 3.75%

Basket performance     =           0%

Because the basket has stayed unchanged relative to the USD (i.e. the basket performance is zero) on such coupon determination date, you will receive the contingent coupon equal to $110 per note (11% per annum) on the related contingent coupon payment date.

Example 3:  The basket performance is negative on the coupon determination date.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.05	0.21	-400%
BRL	25%	1.7	0.00001	99.999%
CAD	25%	0.95	0.00001	99.999%
RUB	25%	29.5	0.00001	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.05 / 0.21)] x 25% = -100%, plus

[1 – (0.00001 / 1.7)] x 25% = 25%, plus

[1 – (0.00001/ 0.95)] x 25% = -25%, plus

[1 – (0.00001 / 29.5)] x 25% = 25%

Basket performance     =           -25%

Because the basket has depreciated relative to the USD (i.e. the basket performance is negative) on the coupon determination date, you will not receive any contingent coupon on the related contingent coupon payment date

April 2012	Page 13

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Hypothetical contingent coupon payout table:

The following table illustrates the aggregate contingent coupon payments that an investor receives, depending on whether the basket has appreciated, remained the same or depreciated relative to the USD on each coupon determination date over the term of the notes.  If the basket performance is less than zero on each coupon determination date during the terms of the notes, the investor will not receive any contingent coupon payment on the notes.  The examples are for illustrative purposes only and do not represent every possible scenario.

Basket Performance
	Scenario 1	Scenario 2	Scenario 3
Coupon determination date #1	>0	>0	<0
Coupon determination date #2	>0	<0	<0
Coupon determination date #3	=0	<0	<0
Coupon determination date #4	>0	=0	<0
Coupon determination date #5	=0	<0	<0
Total coupon payment (per note)	$550	$220	$0

April 2012	Page 14

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Risk Factors

The notes involve risks not associated with an investment in ordinary fixed rate notes.  Accordingly, you should carefully consider whether the notes are suited to your particular circumstances before you decide to invest in them.  You should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying currencies.  The following is a non-exhaustive list of the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

▪
The return on your investment in the notes depends on whether the basket has appreciated, and accordingly you may not receive any contingent coupons on the notes if the basket performance is negative on each coupon determination date.  The terms of the notes differ from ordinary debt securities in that whether the coupon is payable on the notes on any contingent coupon payment date depends on whether the basket has appreciated, stayed unchanged or depreciated relative to the USD on the related coupon determination date.  If the basket has depreciated relative to the USD on any annual coupon determination date, you will not receive any contingent coupon for that year.  If the basket performance is negative on each annual coupon determination date throughout the term of the notes, you will not receive any contingent coupon on the notes.  Even if you receive contingent coupon on some annual contingent coupon payment dates, the overall return on your investment over the term of the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  Depending on the performance of the basket currencies, the payment of the contingent coupon, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The maximum annual coupon is fixed and not proportional to the percentage appreciation in the basket.  You will receive a contingent annual coupon of $110 per note on the contingent coupon payment date only if the basket has appreciated or remained the same relative to the USD on the related coupon determination date.  Because the annual coupon is fixed at $110 per note (11% per annum), the annual return on the notes will be no higher than 11%, even if the basket were to appreciate significantly relative to the USD in any given year.

▪
The contingent coupon is based only on the exchange rates of the basket currencies on each annual coupon determination date.  Whether the contingent coupon will be paid on any contingent coupon payment date will be determined based on the exchange rates of the basket currencies on the applicable contingent coupon determination date.  As a result, you will not know whether you will receive the contingent coupon on any contingent coupon payment date until the exchange rates are determined on the relevant coupon determination date.  Moreover, because the contingent coupon is based solely on the exchange rates of the basket currencies on each coupon determination date, if the basket performance on the related coupon determination date is less than zero, you will receive no contingent coupon on the applicable contingent coupon payment date even if the basket performance was greater than or equal to zero on other days prior to such coupon determination date.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rate of each basket currency on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the exchange rates of each basket currency; (ii) interest and yield rates in the United States and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies, the USD or currencies markets generally and that may affect the exchange rates on the coupon determination dates; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from your initial investment in the notes if, at the time of sale, certain or all of the basket currencies have weakened relative to the USD or if interest rates rise.

▪
The notes are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or

April 2012	Page 15

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formulas used to calculate the currency performance for each basket currency, the maximum possible currency performance for each basket currency will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the investor would not receive a contingent coupon on a contingent coupon payment date.  For an explanation of this possibility and how the currency performance is calculated, see “How Do the Currency Performance Formulas Work?” beginning on page 5 and “How the Notes Work.” on page 12.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in these preliminary terms under “Historical Information” on page 20 below.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar based on historical performance.  In addition, there can be no assurance that the basket performance will be greater than or equal to zero on any coupon determination date so that you will receive a contingent coupon on any contingent coupon payment date.  If the basket performance is less than zero on each contingent determination date during the term of the notes, you will not receive any coupon on the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those issuing the basket currencies and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of

April 2012	Page 16

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

the notes in the event that the floating exchange rate between any basket currency and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting any basket currency or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to any basket currency, the U.S. dollar or any other currency that result in a weakening of the any basket currency relative to the USD will adversely affect the value of the notes.

In addition, if any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to any coupon determination date, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) with respect to each subsequent coupon determination date, in accordance with legal requirements and market practice.

▪
Even though the basket currencies trade around-the-clock, the notes will not. The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Consisting partially of an emerging market currency, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting of four currencies, two of which are emerging market currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket includes the currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to such basket currencies, please see the following description:

Brazilian real:

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars as well as to regulate the flow of the Brazilian real into and out of the country.

Since then, the exchange rate has fluctuated considerably.  In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat.  The Brazilian real is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Russian ruble:

April 2012	Page 17

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  The Russian ruble sharply depreciated against the U.S. dollar in 2008 and 2009 but has since recovered somewhat.  The Central Bank of Russia periodically intervenes by purchasing surplus U.S. dollar liquidity from both natural resource exports and the foreign exchange market when foreign exchange fluctuations are sharp.  There is an annual guideline in the Main Directions of Monetary Policy to which the Central Bank of Russia adheres.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

▪
Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the BRL/USD exchange rate and therefore, the payments on the notes and the value of the notes in the secondary market.

▪
The notes will likely not be listed on any securities exchange and secondary trading may be limited.  We do not expect to list the notes on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
The price you pay for the notes may be higher than the prices paid by other investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

April 2012	Page 18

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the exchange rate on each of the coupon determination dates and whether a contingent coupon payment will be made on each contingent coupon payment date.  Determinations made by MSCS in its capacity as calculation agent may affect the payout to you at maturity.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and options contracts on the basket currencies and cross currency swaps, as well as in other instruments related to the basket currencies and/or USD.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies relative to the USD on the pricing date and, as a result, could increase the value relative to the USD that the basket currencies  must attain on each coupon determination date for you to receive the a contingent coupon on the related contingent coupon payment date.  Additionally, such hedging activity during the term of the notes could potentially affect the values of the basket currencies relative to the U.S. dollar on any coupon determination date and, accordingly, the amount of contingent coupons, if any, you will receive on contingent coupon payment dates.

April 2012	Page 19

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2007 through April 4, 2012.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of the basket currencies relative to the USD based on their historical performance.  If the basket as a whole depreciates relative to the USD on any coupon determination date, you will not receive a contingent coupon on the related contingent coupon payment date.

AUD (# USD / 1 AUD)	High	Low	Period End
2007
First Quarter	0.80990	0.77040	0.80860
Second Quarter	0.84940	0.81320	0.84940
Third Quarter	0.88790	0.79120	0.88790
Fourth Quarter	0.93410	0.85730	0.87510
2008
First Quarter	0.94900	0.86140	0.91310
Second Quarter	0.96290	0.90720	0.95860
Third Quarter	0.97940	0.79070	0.79240
Fourth Quarter	0.78740	0.60130	0.70270
2009
First Quarter	0.72330	0.63000	0.69130
Second Quarter	0.82090	0.69660	0.80640
Third Quarter	0.88280	0.77860	0.88280
Fourth Quarter	0.93690	0.86520	0.89770
2010
First Quarter	0.93180	0.86460	0.91720
Second Quarter	0.93510	0.81040	0.84080
Third Quarter	0.96970	0.83930	0.96710
Fourth Quarter	1.02330	0.95880	1.02330
2011
First Quarter	1.03290	0.98030	1.02910
Second Quarter	1.09710	1.03290	1.07220
Third Quarter	1.10200	0.96620	0.96620
Fourth Quarter	1.07300	0.95270	1.02090
2012
First Quarter	1.08090	1.02280	1.03460
Second Quarter (through April 4, 2012)	1.04190	1.02700	1.02700

Australian dollar January 1, 2007 to April 4, 2012 (expressed as units of USD per 1 AUD)

April 2012	Page 20

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

BRL (# BRL / 1 USD)	High	Low	Period End
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2738	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter	1.8836	1.7270	1.8047
Third Quarter	1.7926	1.6873	1.6873
Fourth Quarter	1.7416	1.6530	1.6613
2011
First Quarter	1.6891	1.6288	1.6318
Second Quarter	1.6362	1.5621	1.5633
Third Quarter	1.9055	1.5391	1.8793
Fourth Quarter	1.8980	1.6721	1.8668
2012
First Quarter	1.8714	1.6958	1.8268
Second Quarter (through April 4, 2012)	1.8323	1.8246	1.8263

Brazilian real January 1, 2007 to April 4, 2012 (expressed as units of BRL per 1 USD)

April 2012	Page 21

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

CAD (# CAD / 1 USD)	High	Low	Period End
2007
First Quarter	1.18450	1.15400	1.15400
Second Quarter	1.15940	1.05850	1.06530
Third Quarter	1.07870	0.99230	0.99230
Fourth Quarter	1.02080	0.92040	0.99840
2008
First Quarter	1.03490	0.97530	1.02530
Second Quarter	1.02940	0.98380	1.02150
Third Quarter	1.07520	0.99990	1.06440
Fourth Quarter	1.29620	1.06270	1.21880
2009
First Quarter	1.30120	1.17970	1.26020
Second Quarter	1.26000	1.08120	1.16230
Third Quarter	1.16750	1.06460	1.06950
Fourth Quarter	1.08480	1.02360	1.05320
2010
First Quarter	1.07580	1.01040	1.01530
Second Quarter	1.07100	0.99860	1.06390
Third Quarter	1.06560	1.01680	1.02920
Fourth Quarter	1.03360	0.99800	0.99800
2011
First Quarter	1.00130	0.96850	0.97440
Second Quarter	0.98860	0.94510	0.96340
Third Quarter	1.05030	0.94330	1.05030
Fourth Quarter	1.05470	0.99090	1.02130
2012
First Quarter	1.02840	0.98550	0.99870
Second Quarter (through April 4, 2012)	0.99630	0.99060	0.99630

Canadian dollar January 1, 2007 to April 4, 2012 (expressed as units of CAD per 1 USD)

April 2012	Page 22

Contingent Coupon Currency-Linked Notes due April 28, 2017
With the Coupon Based on Whether a Basket of Four Currencies has Appreciated Relative to the U.S. Dollar

RUB (# RUB / 1 USD)	High	Low	Period End
2007
First Quarter	26.59900	25.97360	25.98600
Second Quarter	26.04260	25.68540	25.74490
Third Quarter	25.89020	24.85880	24.85880
Fourth Quarter	25.05050	24.28500	24.60060
2008
First Quarter	24.78590	23.45110	23.49290
Second Quarter	23.89300	23.31790	23.44460
Third Quarter	25.74420	23.15770	25.64390
Fourth Quarter	29.58070	25.73330	29.40270
2009
First Quarter	36.37010	29.14750	33.95400
Second Quarter	34.18150	30.54710	31.15270
Third Quarter	32.76680	29.99670	30.01540
Fourth Quarter	30.83390	28.68800	30.03500
2010
First Quarter	30.48610	29.13620	29.42050
Second Quarter	31.80000	28.91940	31.20950
Third Quarter	31.27630	29.68500	30.53500
Fourth Quarter	31.47550	29.73250	30.53700
2011
First Quarter	30.64120	28.17410	28.38210
Second Quarter	28.50230	27.27630	27.86930
Third Quarter	32.40400	27.51010	32.18400
Fourth Quarter	32.72110	29.80820	32.13700
2012
First Quarter	32.14880	28.96700	29.34700
Second Quarter (through April 4, 2012)	29.47200	29.20040	29.47200

Russian ruble January 1, 2007 to April 4, 2012 (expressed as units of RUB per 1 USD)

April 2012	Page 23